PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 13, 1999)

                                 $3,000,000,000
                      AMERICAN GENERAL FINANCE CORPORATION

                          MEDIUM-TERM NOTES, SERIES F
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                            ------------------------

THE COMPANY: American General Finance Corporation. Our principal executive office is located at 601 N.W. Second Street, Evansville, Indiana 47708, and our telephone number is (812) 424-8031.

THE NOTES: We plan to offer and sell notes from time to time with various terms, including the following:

  o  Ranking as our senior indebtedness
  o  Stated maturities of nine months or more from date of issue
  o Redemption and/or repayment provisions, if applicable, whether mandatory or at our option or at the option of the noteholders
  o  Payments in U.S. dollars
  o  Minimum denominations of $1,000
  o  Book-entry (through DTC) or certificated form
  o  Interest payments on fixed rate notes on each April 15 and October 15
  o Interest at fixed or floating rates, or no interest at all. Floating interest rates may be based on one or more bases, including the following bases, plus or minus a spread and/or times a spread multiplier:
     o  CD rate
     o  CMT rate
     o  Commercial paper rate
     o  Eleventh district cost of funds rate
     o  Federal funds rate
     o  LIBOR
     o  Prime rate
     o  Treasury rate
  o Interest payments on floating rate notes on a monthly, quarterly, semiannual or annual basis

We will specify the final terms for each note issuance, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE S-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                            PUBLIC               AGENTS' DISCOUNTS             PROCEEDS, BEFORE EXPENSES, TO
                                        OFFERING PRICE            AND COMMISSIONS          AMERICAN GENERAL FINANCE CORPORATION
                                       -----------------   -----------------------------  ---------------------------------------
Per note.............................        100%               Not to exceed .875%                Not less than 99.125%
Total................................   $3,000,000,000       Not to exceed $26,250,000         Not less than $2,973,750,000

     We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents, on an agency basis, using their reasonable efforts on our behalf. We may also sell notes through or to other agents.

     If we sell other debt securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement will be reduced.

                            ------------------------

AMERICAN GENERAL SECURITIES INCORPORATED
                 FIRST UNION SECURITIES, INC.
                                 LEHMAN BROTHERS
                                               MERRILL LYNCH & CO.
                                                            SALOMON SMITH BARNEY

                            ------------------------

             The date of this prospectus supplement is November 1, 1999.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                     PAGE
                                                                     ----

Risk Factors .....................................................   S-3
Description of the Notes .........................................   S-4
United States Federal Income Taxation ............................  S-19
Plan of Distribution .............................................  S-25


                                   PROSPECTUS

                                                                     PAGE
                                                                     ----

About this Prospectus ............................................     2
Where You Can Find More Information ..............................     2
Incorporation of Information We File with the SEC ................     2
Special Note Regarding Forward-Looking Statements ................     3
American General Finance Corporation .............................     3
Use of Proceeds ..................................................     3
Selected Financial Information ...................................     4
Ratio of Earnings to Fixed Charges ...............................     5
Description of Debt Securities ...................................     5
Plan of Distribution .............................................    14
Legal Opinions ...................................................    16
Experts ..........................................................    16

     References in this prospectus supplement to "AGFC", "we", "us" and "our" are to American General Finance Corporation.

     References in this prospectus supplement to "AGSI" are to our affiliate, American General Securities Incorporated, which is one of the agents through which we may sell notes. References to the "Unaffiliated Agents" are to the other agents named on the front cover of this prospectus supplement and references to the "agents" are to AGSI and the Unaffiliated Agents, collectively.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor any of the agents has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any of the agents are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date of the applicable pricing supplement. Our business, financial condition and results of operations may have changed since that date.

                                  RISK FACTORS

     Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of the notes.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES

     If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, redeem your notes at times when prevailing interest rates may be relatively low. In these situations, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

THERE MAY BE AN UNCERTAIN TRADING MARKET FOR YOUR NOTES; MANY FACTORS AFFECT THE TRADING VALUE OF YOUR NOTES

     We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness may affect the trading market for your notes. These factors include:

    o the method of calculating the principal, premium and interest in respect of the notes,

    o  the time remaining to the maturity of the notes,

    o  the outstanding amount of the notes,

    o  the redemption features of the notes, and

    o the level, direction and volatility of market interest rates generally.

     In addition, because some notes may be designed for specific investment objectives or strategies, these notes will have a more limited trading market and experience more price volatility. There may be a limited number of buyers for these notes. This may affect the price you receive for these notes or your ability to sell these notes at all. You should not purchase notes unless you understand and know you can bear the related investment risks.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

     Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to market or other factors discussed above on the value of your notes.

                            DESCRIPTION OF THE NOTES

     FOR EACH NOTE WE OFFER AND SELL, WE WILL PREPARE A PRICING SUPPLEMENT TO THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. THE PRICING SUPPLEMENT WILL INCLUDE THE SPECIFIC TERMS OF THE NOTE OR NOTES TO WHICH IT RELATES AND MAY INCLUDE MODIFICATIONS OF OR ADDITIONS TO THE MORE GENERAL TERMS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. THROUGHOUT THE FOLLOWING DISCUSSION OF THE TERMS OF THE NOTES, WE WILL REFER TO VARIOUS "SPECIFIED"
TERMS OF THE NOTES, AND, UNLESS OTHERWISE STATED, THOSE REFERENCES MEAN THE TERMS SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT AND THE NOTES. EXCEPT AS OTHERWISE SPECIFIED IN THE PRICING SUPPLEMENT RELATING TO A NOTE, THE NOTE WILL HAVE THE TERMS DESCRIBED BELOW AND IN THE ACCOMPANYING PROSPECTUS UNDER THE CAPTION "DESCRIPTION OF DEBT SECURITIES". IF THE PRICING SUPPLEMENT RELATING
TO THE NOTE SPECIFIES DIFFERENT TERMS, THEN THE NOTE WILL HAVE THE TERMS SPECIFIED IN THE PRICING SUPPLEMENT.

TERMS OF THE NOTES

     The notes will be issued as a series of debt securities under the indenture described in the accompanying prospectus. All of the debt securities, including the notes, issued and to be issued under the indenture will be our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

     The indenture does not limit the aggregate principal amount of debt securities that we may issue. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the indenture in addition to the $3,000,000,000 aggregate principal amount of notes offered by this prospectus supplement. The aggregate principal amount of notes that may be offered and sold by this prospectus supplement will be reduced if we sell other debt securities under the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

     We will offer the notes on a continuing basis. They will mature on a day nine months or more from the date of issue, as selected by the purchaser and agreed to by us. Each interest-bearing note will bear interest at either a fixed or floating rate. Notes may be issued at significant discounts from their principal amounts payable on their stated maturity dates or on any earlier date on which the principal or an installment of principal becomes due and payable, whether by the declaration of acceleration, call for redemption at our option, repayment at the option of the holder or otherwise (the stated maturity date or such earlier date, as the case may be, is referred to as a "Maturity"). Some notes may not bear interest.

     We may change from time to time the interest rates, interest rate bases and other variable terms of the notes offered by this prospectus supplement, but no change will affect any note already issued or as to which we have accepted an offer to purchase. The interest rates we offer with respect to the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any transaction. At any given time, we may offer notes with different interest rates or other variable terms to different investors.

     We will issue each note in fully registered form in a denomination of $1,000 or an integral multiple of $1,000. We may issue notes either in book-entry form or in certificated form. Notes in book-entry form may be transferred or exchanged only through a participating member of the depositary for the notes, which will be The Depository Trust Company, also known as DTC, unless otherwise specified. See "-- Book-Entry Notes" in this prospectus supplement and "Description of Debt Securities -- Global Debt Securities" in the accompanying prospectus. Notes in certificated form may be transferred or exchanged at the corporate trust office of the trustee. We will not impose a service charge for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange, other than exchanges pursuant to the indenture not involving any transfer.

     We will pay the principal of, and premium and interest, if any, on notes in book-entry form to the depositary or its nominee. See "-- Book-Entry Notes" in this prospectus supplement and

"Description of Debt Securities -- Global Debt Securities" in the accompanying prospectus. In the case of notes in certificated form:

    o We will pay the principal and premium, if any, due at Maturity in immediately available funds upon presentation of the note and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below, at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or at any other place we may designate.

    o We will pay interest due at Maturity to the same person to whom we pay the principal of the note.

    o We will pay interest due other than at Maturity at the corporate trust office of the trustee or, at our option, by check mailed to the address of the person entitled to receive payment as the address appears in the security register. Notwithstanding the immediately preceding sentence, a holder of $1,000,000 or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions, having the same interest payment dates will, at our option, be entitled to receive interest payments, other than at Maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Any wire instructions received by the trustee shall remain in effect until revoked by the holder.

REDEMPTION AT THE OPTION OF AGFC

     The notes will not be subject to any sinking fund. We may redeem a note at our option prior to its stated maturity date only if an initial redemption date is specified for the note, in which case we may redeem the note in whole or from time to time in part on any date on or after the specified initial redemption date at the redemption price referred to below together with interest payable to the redemption date. We will notify the holder of any note to be redeemed not more than 60 nor less than 30 days before the redemption date. If we redeem a note, we will do so in increments of $1,000, provided that any remaining principal amount will be an authorized denomination of the note. Unless otherwise specified, the redemption price will initially be a specified percentage of the principal amount to be redeemed and will decline by a specified percentage at each anniversary of the initial redemption date until the redemption price is 100% of the principal amount to be redeemed. If we redeem notes in book-entry form, we will send the notice of redemption to the depositary. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each participating member of DTC in the issue to be redeemed.

REPAYMENT AT THE OPTION OF THE HOLDER

     We will repay a note before its stated maturity date at the option of the holder of the note only if an optional repayment date is specified for the note, in which case, at the option of the holder we will repay the note in whole or in part on the specified repayment date. Any repayment in part will be in an amount equal to $1,000 or an integral multiple of $1,000, provided that any remaining principal amount will be an authorized denomination of the note. The price for any note so repaid will be 100% of the principal amount to be repaid, together with interest payable to the date of repayment. For any note to be repaid, the trustee must receive, at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently its corporate trust office, not more than 60 nor less than 30 days before the optional repayment date, notice of the holder's exercise of the repayment option, consisting of:

    o in the case of a note in certificated form, the note and the form entitled "Option to Elect Repayment" duly completed, or

    o in the case of a note in book-entry form, instructions to that effect from the beneficial owner to the depositary and forwarded by the depositary.

Notice of a holder's exercise of the repayment option must be received by the trustee by 5:00 P.M., New York City time, on the last day for giving such notice. Exercise of the repayment option by the holder of a note will be irrevocable.

     Only the depositary may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the depositary to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as discussed above. In order to ensure that the instructions are received by the trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the related notes in book-entry form, on the depositary's records, to the trustee. See "-- Book-Entry Notes".

     If applicable, we will comply with the requirements of Section 14(e) of the Exchange Act and the rules promulgated thereunder and any other securities laws or regulations in connection with any repayment at the option of the holder.

     We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

INTEREST

     Each interest-bearing note will bear interest from and including the date of issue at the rate per annum or, in the case of a floating rate note, pursuant to the specified interest rate formula, until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date and at Maturity. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding regular record date to the registered holder on the next succeeding regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related interest payment date.

     FIXED RATE NOTES

     Each fixed rate note will bear interest from and including the date of issue at the rate per annum stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid, or from and including the date of issue if no interest has been paid, with respect to the notes to, but excluding, the related interest payment date or Maturity, as the case may be. Interest on fixed rate notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Interest on fixed rate notes will be payable semiannually on April 15 and October 15 of each year and at Maturity. If any interest payment date or the Maturity of a fixed rate note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or Maturity, as the case may be.

     For purposes of fixed rate notes, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

     FLOATING RATE NOTES

     Interest on floating rate notes will be determined by reference to the applicable interest rate basis or interest rate bases, which may be one or more of:

    o  the CD Rate,

    o  the CMT Rate,

    o  the Commercial Paper Rate,

    o  the Eleventh District Cost of Funds Rate,

    o  the Federal Funds Rate,

    o  LIBOR,

    o  the Prime Rate,

    o  the Treasury Rate, or

    o  any other specified interest rate basis or interest rate formula.

     A floating rate note may bear interest with respect to two or more interest rate bases.

     INTEREST TERMS. Each applicable pricing supplement will specify the terms of the floating rate note being delivered, including:

    o  whether the floating rate note is

       o  a "Regular Floating Rate Note",

       o  an "Inverse Floating Rate Note" or

       o  a "Floating Rate/Fixed Rate Note",

    o  the interest rate basis or bases,

    o  the Interest Reset Dates (as defined below),

    o the interest rate in effect on the floating rate note for the period from the date of issue to the first Interest Reset Date (the "Initial Interest Rate"),

    o  the interest payment dates,

    o the period to maturity of the instrument or obligation with respect to which the interest rate basis or bases will be calculated (the "Index Maturity"),

    o the Maximum Interest Rate (as defined below) and Minimum Interest Rate (as defined below), if any,

    o the number of basis points to be added to or subtracted from the related interest rate basis or bases (the "Spread"),

    o the percentage by which the interest rate basis or bases will be multiplied to determine the applicable interest rate (the "Spread Multiplier"),

    o if one of the specified interest rate bases is LIBOR, the Designated LIBOR Page, and

    o if one of the specified interest rate bases is the CMT Rate, the Designated CMT Telerate Page and the Designated CMT Maturity Index.

     The interest rates applicable to the floating rate notes will be determined as follows:

     REGULAR FLOATING RATE NOTES. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an Addendum attached or as having "Other Provisions" apply relating to a different interest rate formula, it will be a "Regular Floating Rate Note" and, except as described below or in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

    o  plus or minus the applicable Spread, if any, and/or

    o  multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     FLOATING RATE/FIXED RATE NOTES. If a floating rate note is designated as a "Floating Rate/Fixed Rate Note", it will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

    o  plus or minus the applicable Spread, if any, and/or

    o  multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that:

    o the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate, and

    o the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis will be the specified interest rate or, if no interest rate is specified, the interest rate in effect on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis, and such interest rate will continue in effect until Maturity of the note.

     INVERSE FLOATING RATE NOTES.   If a floating rate note is designated as an
"Inverse Floating Rate Note", except as described below it will bear interest equal to the specified fixed interest rate minus the rate determined by reference to the applicable interest rate basis or bases:

    o  plus or minus the applicable Spread, if any, and/or

    o  multiplied by the applicable Spread Multiplier, if any;

provided, however, that unless otherwise specified, the interest rate on the Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the Inverse Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Each interest rate basis will be the rate determined by the calculation agent in accordance with the applicable provisions below. Except as set forth above, the interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date, or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date. Interest rate changes will take effect on the Interest Reset Dates.

     INTEREST RESET DATES. The applicable pricing supplement will specify the dates on which the interest rate will be reset (each, an "Interest Reset Date"). The Interest Reset Date will be, in the case of floating rate notes which reset:

    o  daily -- each Business Day;

    o weekly -- the Wednesday of each week, with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable interest rate basis, which will reset the Tuesday of each week, except as described below;

    o monthly -- the third Wednesday of each month, with the exception of monthly reset floating rate notes as to which the Eleventh District Cost of Funds Rate is an applicable interest rate basis, which will reset on the first calendar day of the month;

    o quarterly -- the third Wednesday of March, June, September and December of each year;

    o semiannually -- the third Wednesday of the two specified months of each year; and

    o  annually -- the third Wednesday of the specified month of each year;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the interest rate will no longer reset after it converts to a fixed rate.

     If any Interest Reset Date falls on a day that is not a Business Day, it will be postponed to the next Business Day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis, if that Business Day falls in the next calendar month, then the Interest Reset Date will be advanced to the immediately preceding Business Day. In addition, in the case of a floating rate note for which the Treasury Rate is an applicable interest rate basis, if the Interest Determination Date falls on an Interest Reset Date, then the Interest Reset Date will be postponed to the next Business Day.

     MAXIMUM AND MINIMUM INTEREST RATES. A floating rate note may also have either or both of the following:

    o a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any period (a "Maximum Interest Rate"), and

    o a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period (a "Minimum Interest Rate").

     The Indenture is, and any notes issued under the Indenture will be, governed by and construed in accordance with the laws of the State of New York. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to securities in which $2,500,000 or more has been invested. While we believe that New York law would be given effect by a state or federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower, including, in some cases, corporate borrowers. It is suggested that prospective investors consult their personal advisors with respect to the applicability of these laws.

     INTEREST PAYMENTS.   Each applicable pricing supplement will specify the
dates on which interest will be payable. Each floating rate note will bear interest from and including the date of issue until the principal of the note is paid or made available for payment. Except as provided below or in the applicable pricing supplement, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

    o daily, weekly or monthly -- the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified;

    o quarterly -- the third Wednesday of March, June, September and December of each year;

    o semiannually -- the third Wednesday of the two specified months of each year;

    o  annually -- the third Wednesday of the specified month of each year;
       and

    o  at Maturity.

     If any interest payment date for any floating rate note, other than an interest payment date at Maturity, falls on a day that is not a Business Day, the interest payment date will be postponed to the next Business Day, except that, in the case of a floating rate note as to which LIBOR is an applicable interest rate basis, if that Business Day falls in the next calendar month, then the interest payment date will be advanced to the immediately preceding Business Day. If the Maturity of a floating rate note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next Business Day, and no interest on such payment will accrue for the period from and after the Maturity.

     For purposes of floating rate notes, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close; provided, however, that, with respect to notes as to which LIBOR is an applicable interest rate basis, the day must also be a London Business Day. "London Business Day" means a day on which commercial banks are open for business in London.

     All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 5.876545%, or .05876545, would be rounded to 5.87655%, or .0587655. All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent, with one-half cent being rounded upward.

     Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid, or from and including the date of issue if no interest has been paid, to but excluding the related interest payment date or Maturity.

     With respect to each floating rate note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

    o In the case of notes for which the interest rate basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

    o In the case of notes for which the interest rate basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

    o The interest factor for notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied.

     INTEREST DETERMINATION DATES. The interest rate applicable to each interest period commencing on the Interest Reset Date with respect to that interest period will be the rate determined as of the applicable "Interest Determination Date".

    o The Interest Determination Date with respect to CD Rate Notes, CMT Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes and Prime Rate Notes will be the second Business Day preceding the related Interest Reset Date.

    o The Interest Determination Date with respect to Eleventh District Cost of Funds Rate Notes will be the last working day of the month immediately preceding the month in which the related Interest Reset Date falls on which the Federal Home Loan Bank of San Francisco normally publishes the Index, as defined below.

    o The Interest Determination Date with respect to LIBOR Notes will be the second London Business Day preceding the related Interest Reset Date.

    o The Interest Determination Date with respect to Treasury Rate Notes will be the day in the week in which the related Interest Reset Date falls on which direct obligations of the United States ("Treasury Bills") are auctioned; provided, however, that if due to a legal holiday the auction normally held in that week is advanced to the Friday of the prior week, the Interest Determination Date will be that Friday. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday or the preceding Friday. If the auction is held on the following Tuesday or any other Interest Reset Date, then the Interest Reset Date that otherwise would have been on that day will be postponed to the next Business Day. If no auction is held for a particular week, the Interest Determination Date pertaining to the Interest Reset Date occurring in that week will be the first Business Day of that week.

    o The Interest Determination Date pertaining to a floating rate note the interest rate of which is determined with reference to two or more interest rate bases will be the latest Business Day which is at least two Business Days before the related Interest Reset Date on which each interest rate basis is determinable. Each interest rate basis will be determined as of the Interest Determination Date, and the applicable interest rate will take effect on the related Interest Reset Date.

     CALCULATION AGENT AND CALCULATION DATE. Citibank, N.A. will be the calculation agent. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that floating rate note. The calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

    o the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next Business Day or

    o the Business Day preceding the applicable interest payment date or Maturity, as the case may be.

     CD RATE. CD Rate Notes will bear interest at rates calculated with reference to the CD Rate and the specified Spread and/or Spread Multiplier, if any.

     "CD Rate" means:

          (1) the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the specified Index Maturity, as published in H.15(519) opposite the caption "CDs (secondary market)", or

          (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the specified Index Maturity, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "CDs (secondary market)", or

          (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the secondary market offered rates for Negotiable CDs, as quoted as of 10:00 A.M., New York City time, on the applicable Interest Determination Date by three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include one or more of the Unaffiliated Agents or one or more of their affiliates) selected by the calculation agent, or

          (4) if one or more of the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     "Negotiable CDs" means negotiable United States dollar certificates of deposit of major United States money center banks with a remaining maturity closest to the specified Index Maturity and in an amount that is representative for a single transaction in the market at the time.

     "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

     CMT RATE. CMT Rate Notes will bear interest at rates calculated with reference to the CMT Rate and the specified Spread and/or Spread Multiplier, if any.

     "CMT Rate" means:

         (1)  the rate displayed on the Designated CMT Telerate Page under the caption ". . . . Treasury Constant Maturities . . . . Federal
              Reserve Board Release H.15 . . . . Mondays Approximately 3:45
              P.M.", under the column for the Designated CMT Maturity Index for:

              o if the Designated CMT Telerate Page is 7051, the applicable Interest Determination Date, and

              o if the Designated CMT Telerate Page is 7052, the specified weekly or monthly average for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related Interest Determination Date falls, or

         (2) if the rate referred to in clause (1) is no longer displayed on the relevant page or is not so displayed by 3:00 P.M., New York City time, on the related calculation date, the treasury constant maturity rate for the Designated CMT Maturity Index published in H.15(519), or

         (3) if the rate referred to in clause (2) is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury constant maturity rate for the Designated CMT Maturity Index, or other United States Treasury rate for the Designated CMT Maturity Index, for the applicable Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519), or

         (4) if the rate referred to in clause (3) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (which may include one or more of the Unaffiliated Agents or one or more of their affiliates) (each, a "Reference Dealer") selected by the calculation agent from five Reference Dealers selected by the calculation agent after eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year, or

         (5) if three or four and not five Reference Dealers selected by the calculation agent are quoting as referred to in clause (4), the rate will be calculated by the calculation agent as the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotes will be eliminated, or

         (6) if the calculation agent is unable to obtain three applicable Treasury Note quotations as referred to in clause (4), the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent after eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million, or

         (7) if three or four and not five Reference Dealers selected by the calculation agent are quoting as referred to in clause (6), the rate will be calculated by the calculation agent as the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotes will be eliminated, or

         (8) if fewer than three Reference Dealers selected by the calculation agent are quoting as mentioned in clause (6), the rate in effect on the applicable Interest Determination Date.

     If two Treasury Notes with an original maturity as described in clause (5) have remaining terms to maturity equally close to the Designated CMT Maturity Index, the calculation agent will obtain from five Reference Dealers quotations for the Treasury Notes with the shorter remaining term to maturity.

     "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc. or any successor service on the specified page or such other page as may replace the specified page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519), or, if no page is specified, page 7052.

     "Designated CMT Maturity Index" means the specified original period to maturity of the U.S. Treasury securities, either 1, 2, 3, 5, 7, 10, 20 or 30 years, with respect to which the CMT Rate will be calculated or, if no maturity is specified, 2 years.

     COMMERCIAL PAPER RATE. Commercial Paper Rate Notes will bear interest at rates calculated with reference to the Commercial Paper Rate and the specified Spread and/or Spread Multiplier, if any.

     "Commercial Paper Rate" means:

        (1) the rate calculated by the calculation agent as the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the specified Index Maturity, as published in H.15(519) under the caption "Commercial Paper-Nonfinancial", or

        (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the specified Index Maturity, as published in H.15 Daily

             Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper -- Nonfinancial", or

        (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates for commercial paper having the specified Index Maturity placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization, as quoted as of approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date by three leading dealers of United States dollar commercial paper in The City of New York (which may include one or more of the Unaffiliated Agents or one or more of their affiliates) selected by the calculation agent, or

        (4) if one or more of the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     "Money Market Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

              Money Market Yield =         D x 360        x 100
                                        -------------
                                        360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     ELEVENTH DISTRICT COST OF FUNDS RATE. Eleventh District Cost of Funds Rate Notes will bear interest at rates calculated with reference to the Eleventh District Cost of Funds Rate and the specified Spread and/or Spread Multiplier, if any.

     "Eleventh District Cost of Funds Rate" means:

        (1) the rate equal to the monthly weighted average cost of funds for the calendar month preceding the month in which the applicable Interest Determination Date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc. or any successor service on page 7058 or any other page as may replace that page on that service ("Telerate Page 7058") as of 11:00
             A.M., San Francisco time, on the applicable Interest Determination Date, or

        (2) if the rate referred to in clause (1) does not appear on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on the related Interest Determination Date, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as such cost of funds for the calendar month preceding the month in which the applicable Interest Determination Date falls, or

        (3) if the Federal Home Loan Bank of San Francisco fails to announce the Index for the calendar month preceding the applicable Interest Determination Date on or before the applicable Interest Determination Date, the rate in effect on the applicable Interest Determination Date.

     FEDERAL FUNDS RATE. Federal Funds Rate Notes will bear interest at rates calculated with reference to the Federal Funds Rate and the specified Spread and/or Spread Multiplier, if any.

     "Federal Funds Rate" means:

        (1) the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", as displayed on Bridge Telerate, Inc. or any successor service on page 120 or any other page as may replace the applicable page on that service ("Telerate Page 120"), or

        (2) if the rate referred to in clause (1) does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "Federal Funds (Effective)", or

        (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged before 9:00 A.M., New York City time, on the applicable Interest Determination Date by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include one or more of the Unaffiliated Agents or one or more of their affiliates) selected by the calculation agent, or

        (4) if one or more of the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     LIBOR. LIBOR Notes will bear interest at rates calculated with reference to LIBOR and the specified Spread and/or Spread Multiplier, if any.

     "LIBOR" means:

        (1) if "LIBOR Telerate" is specified, or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified, LIBOR will be the rate for LIBOR Deposits that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on the applicable Interest Determination Date, or

        (2) if "LIBOR Reuters" is specified, LIBOR will be the arithmetic mean of the offered rates for LIBOR Deposits that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on the applicable Interest Determination Date. If the Designated LIBOR Page by its terms provides only for a single rate, then the single rate will be used, or

        (3) if, in the case of clause (1), no offered rate appears on the Designated LIBOR Page, or if, in the case of clause (2), fewer than two offered rates appear on the Designated LIBOR Page (and the Designated LIBOR Page, by its terms, does not provide only for a single rate), the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market (which may include one or more of the Unaffiliated Agents or one or more of their affiliates) to provide the calculation agent with its quotation for LIBOR Deposits to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time, or

        (4) if fewer than two quotations referred to in clause (3) are so provided, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date by three major banks in The City of New York (which may include one or more of the Unaffiliated Agents or one or more of their affiliates) selected by the calculation agent for loans in United States dollars to leading European banks having the specified Index Maturity commencing on the second London Business Day following the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time, or

        (5) if one or more of the banks so selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

     "LIBOR Deposits" means deposits in United States dollars, having the specified Index Maturity, commencing on the second London Business Day following the applicable Interest Determination Date.

     "Designated LIBOR Page" means either:

       o if "LIBOR Telerate" is specified, or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified, the display on Bridge
          Telerate, Inc. or any successor service on the specified page or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for United States dollars, or

       o if "LIBOR Reuters" is specified, the display on the Reuter Monitor Money Rates Service or any successor service on the specified page or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for United States dollars.

     PRIME RATE. Prime Rate Notes will bear interest at rates calculated with reference to the Prime Rate and the specified Spread and/or Spread Multiplier, if any.

     "Prime Rate" means:

        (1) the rate on the applicable Interest Determination Date as published in H.15(519) under the heading "Bank Prime Loan", or

        (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "Bank Prime Loan", or

        (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank (which may include one or more of the Unaffiliated Agents or one or more of their affiliates) that appears on the Reuters Screen US PRIME 1 Page as such bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the applicable Interest Determination Date, or

        (4) if, in the case of clause (3), fewer than four rates appear on the Reuters Screen US PRIME 1 Page by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Interest Determination Date by three major banks in The City of New York (which may include one or more of the Unaffiliated Agents or one or more of their affiliates) selected by the calculation agent, or

        (5) if one or more of the banks selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

        "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service or any successor service on the "US PRIME 1" page or such other page as may replace that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

     TREASURY RATE. Treasury Rate Notes will bear interest at rates calculated with reference to the Treasury Rate and the specified Spread and/or Spread Multiplier, if any.

     "Treasury Rate" means:

         (1) the rate from the auction held on the applicable Interest Determination Date (the "Auction") of Treasury Bills having the specified Index Maturity which appears under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. or any successor service on page 56 or any other page as may replace page 56 on that service ("Telerate Page 56") or page 57 or any other page as may replace page 57 on that service ("Telerate Page
              57"), or

         (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield of the rate from the Auction of Treasury Bills having the specified Index Maturity, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "U.S. Government securities/Treasury bills/Auction high", or

         (3) if the rate described in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield of the auction rate of Treasury Bills having the specified Index Maturity announced by the United States Department of the Treasury, or

         (4) in the event that the rate referred to in clause (3) is not announced by the United States Department of the Treasury by 3:00 P.M., New York City time, on the related calculation date, or if the Auction is not held, the rate calculated by the calculation agent as the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the specified Index Maturity, as published in H.15(519) opposite the caption "U.S. government securities / Treasury bills/Secondary market", or

         (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the specified Index Maturity, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "U.S. Government securities/Treasury bills/Secondary market", or

         (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity, as quoted as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date by three primary United States government securities dealers in The City of New York (which may include one or more of the Unaffiliated Agents or one or more of their affiliates) selected by the calculation agent, or

         (7) if one or more of the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the rate in effect on the applicable Interest Determination Date.

     "Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

               Bond Equivalent Yield =         D x N         x 100
                                           -------------
                                           360 - (D x M)
where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to an issue of notes, including the determination of one or more interest rate bases, the specification of one or more interest rate bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified by the terms as specified under "Other Provisions" on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

ORIGINAL ISSUE DISCOUNT NOTES

     We may from time to time offer notes at a price less than their redemption price at Maturity, resulting in the applicable notes being treated as if they were issued with original issue discount for federal income tax purposes ("Original Issue Discount Notes"). Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. See "United States Federal Income Taxation -- U.S.
Holders -- Original Issue Discount" in this prospectus supplement. Additional considerations relating to any Original Issue Discount Notes will be described in the applicable pricing supplement.

AMORTIZING NOTES

     We may from time to time offer notes ("Amortizing Notes") with amounts of principal and interest payable in installments over the term of the notes. Interest on Amortizing Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable pricing supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable note and the applicable pricing supplement.

BOOK-ENTRY NOTES

     The notes may be issued, in whole or in part, in book-entry form. Upon issuance, all notes in book-entry form having the same date of issue, Maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes. One fully registered global note will be issued for each issue of notes, each in the aggregate principal amount of the issue, unless the aggregate principal amount of any issue exceeds $400,000,000, in which case one global note will be issued with respect to each $400,000,000 of principal amount and an additional global note will be issued with respect to any remaining principal amount of the issue.

     Each global note will be deposited with, or on behalf of, DTC or any other specified depositary. The global notes will be issued as fully registered securities and will be registered in the name of DTC or such other depositary (or their nominees). See "Description of Debt Securities -- Global Debt Securities" in the accompanying prospectus.

                     UNITED STATES FEDERAL INCOME TAXATION

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, including changes in effective dates, or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

     As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a note that is for United States Federal income tax purposes:

     (1)  a citizen or resident of the United States,

     (2) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise),

     (3) an estate whose income is subject to United States Federal income tax regardless of its source,

     (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

     (5) any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business.

Certain trusts not described in clause (4) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

U.S. HOLDERS

     PAYMENTS OF INTEREST. Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

     ORIGINAL ISSUE DISCOUNT. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount ("Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

     For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a DE MINIMIS amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of the note). The issue price of each note of an issue of notes equals the first price at which a substantial amount of the notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on the note or any "true" discount on the note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified DE MINIMIS amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between

    o the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and

    o the amount of any qualified stated interest payments allocable to such accrual period.

     The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     If a U.S. Holder purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the excess properly allocable to the period. If the purchase price exceeds the adjusted issue price and the sum of amounts payable on the Discount Note other than payments of qualified stated interest, the U.S. Holder will also be entitled to deductions for amortizable bond premium as discussed below.

     Under the OID Regulations, floating rate notes (hereinafter "Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if

    o its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified DE MINIMIS amount and

    o it provides for stated interest, paid or compounded at least annually, at current values of:

       o  one or more qualified floating rates,

       o  a single fixed rate and one or more qualified floating rates,

       o  a single objective rate, or

       o a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, and if the interest on a Variable Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Variable Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Variable Note's stated principal amount) in excess of a specified DE MINIMIS amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to:

        (1) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or

        (2) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S.
Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

     If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. On June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.

     We may issue notes which:

    o may be redeemable at our option prior to their stated maturity (a "call option") and/or

    o may be repayable at the option of the holder prior to their stated maturity (a "put option").

Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, DE MINIMIS original issue discount, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

     SHORT-TERM NOTES. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

     MARKET DISCOUNT. If a U.S. Holder purchases a note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased the note at a "market discount", unless such market discount is less than a specified DE MINIMIS amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

    o  the amount of such payment or realized gain or

    o the market discount which has not previously been included in income and is treated as having accrued on the note at the time of such payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

     PREMIUM. If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

     DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the U.S. Holder's initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than one year. Long-term capital gains of individuals are subject to reduced capital gain rates while short-term capital gains are subject to ordinary income rates. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of AGFC, a controlled foreign corporation related to AGFC or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding
Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (1) is signed by the beneficial owner of the note under penalties of perjury, (2) certifies that such owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     On October 6, 1997, the Treasury issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

     Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of AGFC or, at the time of such individual's death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information, such as the registered owner's taxpayer identification number, in the required manner.

     Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either:

    o the broker determines that the seller is a corporation or other exempt recipient or

    o the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met).

     Such a sale must also be reported by the broker to the IRS, unless either:

    o  the broker determines that the seller is an exempt recipient or

    o the seller certifies its non-U.S. status (and certain other conditions are met).

Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence. In addition, prospective U.S. Holders are strongly urged to consult their own tax advisors with respect to the New Regulations. See "United States Federal Income Taxation -- Non-U.S. Holders".

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     We are offering the notes for sale on a continuing basis through the agents, who will purchase the notes, as principal, from us, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the agents, or, if so specified in an applicable pricing supplement, for resale at a fixed public offering price. Unless otherwise specified in an applicable pricing supplement, any note sold to an Unaffiliated Agent as principal will be purchased by the Unaffiliated Agent at a price equal to 100% of the principal amount of the note less a percentage of the principal amount equal to the commission applicable to an agency sale as described below of a note of identical maturity. If agreed to by us and an agent, the agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of the principal amount of the notes, unless otherwise specified in an applicable pricing supplement. Unless otherwise provided in an applicable pricing supplement, we will pay to each of the Unaffiliated Agents through which we sell a note on an agency basis, a commission not to exceed .875% of the principal amount of the note. We may pay commissions to AGSI in amounts not exceeding those payable to the Unaffiliated Agents.

     Each Unaffiliated Agent may sell notes it has purchased from us as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with such purchases from us to such dealers. After the initial public offering of notes, the public offering price, in the case of notes to be resold at a fixed public offering price, the concession and the discount allowed to dealers may be changed.

     We have reserved the right to sell the notes through one or more other agents or to other persons as principal. If we do so, we will specify the names of the other agents or principals in the applicable pricing supplement.

     We reserve the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject orders, in whole or in part, whether placed directly with us or through the agents. The agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by the agents.

     Unless otherwise specified in an applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in U.S. dollars in New York City on the date of settlement.

     No note will have an established trading market when issued. Unless specified in the applicable pricing supplement, we will not list the notes on any securities exchange. The agents may from time to time purchase and sell notes in the secondary market, but they are not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, one or more of the agents may make a market in the notes, but they are not obligated to do so and may discontinue any market-making activity at any time.

     The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect thereof. We have agreed to reimburse the agents for certain expenses. We may make similar arrangements with any other principals or agents to or through which we sell notes.

     From time to time, each of the Unaffiliated Agents or their respective affiliates have engaged and may engage in transactions with and/or perform services, including investment banking or general financing and banking services, for us and our affiliates in the ordinary course of business.

     From time to time, we may issue and sell other debt securities described in the accompanying prospectus, and the amount of notes that we may offer and sell under this prospectus supplement would be reduced as a result of such sales.

     In connection with the offering of notes purchased by the Unaffiliated Agents as principal on a fixed price basis, the Unaffiliated Agents are permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the Unaffiliated Agents create a short position in the notes in connection with the offering, i.e., if they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, then they may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than in the absence of those purchases.

     Neither we nor the agents make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the agents make any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The distribution of the notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

                                 $3,000,000,000
                      AMERICAN GENERAL FINANCE CORPORATION
                               MEDIUM-TERM NOTES,
                                    SERIES F

                      ------------------------------------
                             PROSPECTUS SUPPLEMENT
                      ------------------------------------

                    AMERICAN GENERAL SECURITIES INCORPORATED
                          FIRST UNION SECURITIES, INC.
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                              SALOMON SMITH BARNEY

                                  NOVEMBER 1, 1999